UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   LOR, INC.
   2170 Piedmont Road, N.E.
   Atlanta, GA  30324
   USA
2. Issuer Name and Ticker or Trading Symbol
   MARINE PRODUCTS CORPORATION
   MPX
3. IRS or Social Security Number of Reporting Person (Voluntary)
   58-1317627
4. Statement for Month/Year
   12/31/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   10% Owner
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |12-31-|J(A)| |7,496,296         |D  |           |0                  |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common stock               |12-31-|J(A)| |10,068,569        |A  |           |10,068,569         |I     |Indirect - RFPS Invetsments|
                           |02    |    | |                  |   |           |                   |      | III, L.P                  |
-----------------------------------------------------------------------------------------------------------------------------------|
Common stock               |12-31-|J(A)| |733,800           |D  |           |0                  |I     |By Limited Liability Compan|
                           |02    |    | |                  |   |           |                   |      |y                          |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a) On December 31, 2002, all Marine Products Corporation ("MPC") shares held directly by Reporting Person and MPC shares held indirectly by Reporting Person through RCTLOR, LLC, a Georgia limited liability company for which Reporting Person acts as Manager, were contributed to RFPS
Investments III, L.P. ("RFPS"), a Georgia limited partnership, of which LOR Investment Company, LLC, a wholly owned Georgia limited liability company of the Reporting Person is the General
Partner.
The Reporting Person has elected to report all of the shares held by RFPS, but disclaims beneficial ownership of the shares in excess of its pecuniary interest.
SIGNATURE OF REPORTING PERSON
LOR, Inc. by Glenn P. Grove, Jr. Asst Secretary
DATE
__________, 200__